UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

AMENDMENT NO. 1 TO THE

REGISTRATION STATEMENT ON FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) or 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

BEAZER HOMES USA, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	54-2086934
(State of incorporation or organization)	(I.R.S. Employer or Identification No.)

1000 Abernathy Road, Suite 1200	30328
Atlanta, Georgia	(Zip Code)
(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Series A Junior Participating	New York Stock Exchange LLC
Preferred Stock Purchase Rights

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration file number to which this form relates: 333-163110

Securities to be registered pursuant to Section 12(g) of the Act: None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A filed by Beazer Homes USA, Inc. (the “Company”) on November 17, 2010, is hereby amended and supplemented by adding the following:

On December 6, 2010, the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agent”), entered into a First Amendment (the “Amendment”) to the Section 382 Rights Agreement, dated as of November 12, 2010, between the Company and the Rights Agent (the “Rights Agreement”), amending the terms of the Rights Agreement.

Pursuant to the terms of Amendment, the expiration provisions of the Rights Agreement are amended to clarify that the Rights Agreement will expire upon the earlier of (i) the date on which the Company’s stockholders vote on, but do not approve the Rights Agreement, and (ii) the first anniversary of the adoption of the Rights Agreement if stockholder approval has not been received by such date. In addition, the final expiration date of the Rights Agreement is shortened to three years, from November 12, 2020 to November 12, 2013.

The Amendment revises the definitions of “Affiliate,” “Associate,” “Beneficial Owner,” “Beneficial Ownership” and “beneficially own” set forth in the Rights Agreement to generally conform such definitions to the meanings given to such terms in Section 382 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder. Prior to the Amendment, such definitions were based on the meanings given to such terms under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Amendment also adds a “Qualifying Offer” provision, and conforming changes, that exempts from the definition of an “Acquiring Person” under the Rights Agreement a person that beneficially owns at least a majority of the Company’s common stock following the consummation of a “Qualified Offer.” A “Qualified Offer” means an offer, determined by a majority of the members of the Board of Directors of the Company that are independent of the relevant offeror, to have each of the following characteristics with respect to the Company’s common stock: (i) a tender or exchange offer for all of the outstanding shares of the Company’s common stock at the same per-share consideration; (ii) an offer that has commenced within the meaning of Rule 14d-2(a) under the Exchange Act; (iii) an offer that is conditioned on a minimum of at least a majority of the outstanding shares of the common stock being tendered and not withdrawn as of the offer’s expiration date, which condition shall not be waivable; (iv) an offer pursuant to which the offeror has announced that it intends, as promptly as practicable upon successful completion of the offer, to consummate a second step transaction whereby all shares of the Company’s common stock not tendered into the offer will be acquired using the same form and amount of consideration per share actually paid pursuant to the offer, subject to stockholders’ statutory appraisal rights, if any; (v) an offer pursuant to which the Company and its stockholders have received an irrevocable written commitment of the offeror that the offer will remain open for not less than 60 days; and (vi) an offer at a per-share consideration, and on such other terms and conditions, that in each case are adequate and fair. An offer shall constitute a Qualified Offer if and only for so long as each of the foregoing requirements in clauses (i) through (vi) remain satisfied, and if any such requirement shall at any time thereafter fail to be satisfied such offer shall no longer constitute a Qualified Offer.

Section 26 of the Rights Agreement is revised by the Amendment to clarify when amendments to the Rights Agreement may be made by the Board of Directors of the Company.

The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed herewith and is incorporated herein by reference.

Item 2. Exhibits.

4.1	Section 382 Rights Agreement, dated as of November 12, 2010, between Beazer Homes USA, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent, which includes the Form of Certificate of Designation as Exhibit A, Form of Rights Certificate as Exhibit B and the Summary of Rights as Exhibit C (incorporated herein by reference to Exhibit 4.1 of the Company’s Form 8-K filed on November 16, 2010).

4.2	First Amendment to Section 382 Rights Agreement, dated as of December 6, 2010, between Beazer Homes USA, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 of the Company’s Form 8-K filed on December 8, 2010).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

BEAZER HOMES USA, INC.

Date: December 8, 2010	By:	/s/ Kenneth F. Khoury
Kenneth F. Khoury Executive Vice President, General Counsel and Corporate Secretary